Exhibit (h)(3)(i)
Conforming Administration Agreement
GMO SERIES TRUST
AMENDED AND RESTATED
SCHEDULE A
TO CONFORMING ADMINISTRATION AGREEMENT
DATED AS OF NOVEMBER 22, 2011
LIST OF GMO SERIES TRUST FUNDS
GMO Benchmark-Free Allocation Series Fund
GMO Core Plus Bond Series Fund
GMO Developed World Stock Series Fund
GMO Emerging Countries Series Fund
GMO Emerging Countries Debt Series Fund
GMO Foreign Series Fund
GMO Global Asset Allocation Series Fund
GMO Global Equity Allocation Series Fund
GMO International Bond Series Fund
GMO International Core Equity Series Fund
GMO International Equity Allocation Series Fund
GMO International Growth Equity Series Fund
GMO International Large/Mid Cap Value Series Fund
GMO Quality Series Fund
GMO U.S. Core Equity Series Fund
GMO U.S. Equity Allocation Series Fund
GMO U.S. Growth Series Fund
GMO U.S. Intrinsic Value Series Fund
IN WITNESS WHEREOF, the parties hereto agree that by signing below the provisions of the Conforming Administration Agreement apply to each of the series of GMO Series Trust listed herein.

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC*

By: Name:	/s/ J.B. Kittredge J.B. Kittredge
Title:	General Counsel
Reviewed by: MB

*	This Agreement is executed on behalf of Grantham, Mayo, Van Otterloo & Co. LLC (GMO) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this Agreement are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding upon only GMO and its assets. A Certificate of Organization of GMO is on file with the Secretary of State of the Commonwealth of Massachusetts.

STATE STREET BANK AND TRUST COMPANY

By: Name:	/s/ Michael F. Rogers Michael F. Rogers
Title:	Executive Vice President